Exhibit 99.2

Stage Cell Therapeutics GmbH

Financial Statements

December 31, 2014

(With Report of Independent Auditors Thereon)

STAGE CELL THERAPEUTICS GMBH

Financial Statements

December 31, 2014

Report of Independent Auditors

Management of Juno Therapeutics GmbH (formerly Stage Cell Therapeutics GmbH)

We have audited the accompanying financial statements of Stage Cell Therapeutics GmbH, which comprise the balance sheet as of December 31, 2014, and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stage Cell Therapeutics GmbH at December 31, 2014, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Barth	/s/ Dr. Napolitano
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

June 23, 2015

Stage Cell Therapeutics GmbH

Balance Sheet

December 31,
2014
ASSETS
Current assets:
Cash	€2,070,822
Trade accounts receivable, €39,483 from a related party	63,330
Inventories	255,140
Other current assets	112,870
Notes receivable, related party	91,340

Total current assets	2,593,502
Other assets	34,016
Property and equipment, net	570,181
Intangible assets	754,909

Total assets	€3,952,608

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable, €106,649 from a related party	€295,543
Accrued liabilities	86,900
Accrued compensation	121,837
Short-term debt, related party	30,000

Total current liabilities	534,280
Long-term debt, related party	120,000
Deferred income	56,754
Deferred tax liabilities	175,044

Total liabilities	886,078
Stockholders’ equity:
Preferred stock, 1,389 non-convertible share units authorized and issued with a value of €1	1,389
Common stock, 27,778 share units authorized and issued with a value of €1	27,778
Additional paid-in-capital	3,448,019
Accumulated deficit	(410,656)

Total stockholders’ equity	3,066,530

Total liabilities, preferred stock and stockholders’ equity	€3,952,608

See the accompanying notes to Financial Statements

Stage Cell Therapeutics GmbH

Statement of Operations

Year Ended
December 31, 2014
Revenue	€1,818,535

Operating expenses:
Cost of goods sold	36,451
Research and development	1,267,606
Selling, general and administrative	504,501

Total operating expenses	1,808,558

Income from operations	9,977

Interest income	6,845
Other income (expense), net	10,648

Income before income taxes	27,470

Income taxes	(10,156)

Net income	€17,314

See the accompanying notes to Financial Statements

Stage Cell Therapeutics GmbH

Statement of Stockholders’ Equity

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance as of January 1, 2014	—	€0	27,778	€27,778	€949,222	€(427,971)	€549,029
Issuance of preferred stock	1,389	1,389	—	—	2,498,797	—	2,500,186
Net income	—	—	—	—	—	17,314	17,314

Balance as of December 31, 2014	1,389	€1,389	27,778	€27,778	€3,448,019	€(410,656)	€3,066,530

See the accompanying notes to Financial Statements

Stage Cell Therapeutics GmbH

Statement of Cash Flows

Year Ended
December 31, 2014
Cash flows from operating activities:
Net income	€17,314
Adjustments to reconcile net loss to net cash used in provided by operating activities:
Depreciation and amortization	240,809
Deferred income tax expense	12,616
Changes in operating assets and liabilities:
Trade accounts receivables	(54,009)
Inventories	(255,140)
Trade accounts payable	208,688
Accrued compensation	121,837
Accrued liabilities	(8,198)
Deferred income	(1,114,804)
Other assets	(56,340)

Net cash used in operating activities	€(887,227)

Cash flows from investing activities:
Purchases of property and equipment	(550,934)
Acquisition of intangible assets	(100,000)

Net cash used in investing activities	€(650,934)

Cash flows from financing activities:
Proceeds from issuance of preferred stock	2,500,186
Notes receivable	(91,340)

Net cash provided by financing activities	€2,408,846

Increase in cash	870,685
Cash at beginning of year	1,200,137

Cash at end of year	€2,070,822

Interest paid	€7,614

Taxes paid	€17,792

See the accompanying notes to Financial Statements

Stage Cell Therapeutics GmbH

Notes to the Financial Statements

1)	Summary of Significant Accounting Policies

Description of Business

Stage Cell Therapeutics GmbH (the “Company”) is a privately held German limited liability company established in 2002 as Stage Pharmaceuticals GmbH with operations in Göttingen and Munich, Germany. In 2009 the Company changed its name to Stage Cell Therapeutics GmbH. The Company is focused on translating innovative and unique science and technology into cell therapeutics. The Company´s next generation cell isolation and expansion technology platforms are based on fully reversible reagents that enable the advanced isolation and expansion of T cells during the manufacturing process.

The Company is subject to a number of risks similar to other similar companies in the early stage, including, but not limited to, the need to obtain adequate additional funding, possible failure of preclinical testing or clinical trials, the need to obtain marketing approval for its product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of the Company’s products, and protection of proprietary technology. If the Company does not successfully commercialize its product candidates, it will be unable to generate product revenue sufficient to achieve profitability. As of December 31, 2014, the Company had an accumulated deficit of €410,656. In addition, in May 2015, the Company became a wholly-owned subsidiary of Juno Therapeutics, Inc. (“Juno”), changed its name to Juno Therapeutics GmbH, and expects to be dependent on the financial support of Juno. See Note 16 “Subsequent Events.”

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition. Accordingly, revenue is recognized for each unit of accounting when all of the following criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the seller’s price to the buyer is fixed or determinable; and

•	collectability is reasonably assured.

Revenue from the sale of products is recognized when title and risk of loss of the product is transferred to the customer and the sales price is fixed and determinable. Shipping and other transportation costs charged to buyers are recorded in both sales and cost of sales. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the statement of income.

Revenue related to agreements with multiple deliverables is recognized in accordance with Accounting Standards Update (“ASU”) No. 2009-13, Multiple-Element Arrangements. Pursuant to ASU No. 2009-13, revenue arrangements where multiple products or services are sold together are evaluated to determine if each deliverable represents a separate unit of accounting based on the following criteria:

•	delivered item or items have value to the customer on a standalone basis; and

•	if the arrangement includes a general right of return relative to the delivered item or items, delivery or performance of the undelivered item or items is considered probable and substantially in the control of the vendor.

The arrangement consideration is then allocated to each separately identified unit of accounting based on the relative selling price, using the Company’s best estimate of selling price of each deliverable. The provisions of ASC 605-25 are then applied to each unit of accounting to determine the appropriate revenue recognition. If a deliverable of a multiple element arrangement does not represent a separate unit of accounting, the Company recognizes revenue from the combined units of accounting over the term of the related contract or as undelivered items are delivered, as appropriate. Upfront license fees are recognized upon delivery of the license if facts and circumstances dictate that the license has standalone value from the undelivered items. Upfront fee payments are deferred if facts and circumstances dictate that the license does not have standalone value and recognized over the term of the agreement.

At December 31, 2014, the Company had not received, or recognized, any milestone or royalty payments.

Trade Accounts Receivable

Trade accounts receivable are recorded at their invoiced amounts and do not accrue interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the statement of cash flows. The Company assesses the need to record an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and its customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company determined an allowance for doubtful accounts was not necessary as of December 31, 2014. If an allowance was required, account balances would be written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Inventories consist of manufactured reagents awaiting sale. Inventories are stated at the lower of cost or market. The Company periodically reviews the composition of inventory in order to identify obsolete, slow-moving or otherwise non-saleable items. If non-saleable items are observed and there are no alternate uses for the inventory, the Company will record a write-down to net realizable value in the period that the decline in value is first recognized. There were no such impairments or reserves during the year ended December 31, 2014.

Grants

The Company records an other current asset and deferred income for grants when there is reasonable assurance that the Company will comply with the conditions related to the grant arrangement and the grant will be received. Grants are recognized in the statements of operations as revenue based on the proportional amount of work performed under the grant.

Other Current Assets

Other current assets consist primarily of taxes and grants receivable.

Notes Receivable

Notes receivable relate to credit arrangements that do not exceed one year and accrue interest at a market rate. These notes are recorded at amortized cost and interest is recognized over the life of the note. The Company does not require collateral for its notes. The Company has not and does not intend to sell these receivables. Amounts collected on notes receivable are included in net cash provided by operating activities in the statement of cash flows.

The Company determined that no allowance was necessary at December 31, 2014.

Property and Equipment

Property and equipment consist of laboratory and office equipment, and leasehold improvements. Property and equipment are stated at cost, and depreciated using the straight-line method over the estimated useful lives of the respective assets. Laboratory equipment is depreciated over five to 15 years, office equipment is depreciated over three to 13 years and leasehold improvements are depreciated over 10 years.

Property and equipment are periodically reviewed for impairment and when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairments as of December 31, 2014.

Intangible Assets

Intangible assets with definite useful lives are amortized to their estimated residual values over their estimated useful lives and reviewed for impairment if certain events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairments as of December 31, 2014.

Fair Value Measurement

Accounting standards include disclosure requirements around fair values used for certain financial instruments and establish a fair value hierarchy. The three-tier hierarchy prioritizes valuation inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1 - Quoted unadjusted prices for identical instruments in active markets.

•	Level 2 - Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations in which all observable inputs and significant value-drivers are observable in active markets.

•	Level 3 - Model derived valuations in which one or more significant inputs or significant value-drivers are unobservable, including assumptions developed by the Company.

The Company believes the recorded values of its financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the short-term nature of these instruments. The carrying amount of the long-term debt approximates its fair value.

The Company’s intangible asset related to certain economic rights assigned to it was recorded at fair value upon inception based on an independent valuation report (see Note 7 “Intangible Assets”).

Stock-Based Compensation

The Company granted certain share-based awards that provide for the holder of the award rights to receive consideration of an amount equal to the proportionate realizable value of the Company less the issue cost for each vested share upon a change of control. The awards are not vested until the change in control occurs. In accordance with ASC 805, Business Combinations, compensation cost is not recognized until the change in control has occurred. The Company estimates the fair value of these awards using the Black-Scholes-Merton option-pricing model. See Note 12, “Stock-Based Compensation”.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses.

Research and Development Expenses

Research and development expenses are expensed as incurred. The Company accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the goods have been received or when the service has been performed rather than when the payment is made. Research and development expenses include salaries for research and development personnel and related payroll expenses, license fees for research and development technology that has no alternative future use, consulting fees, laboratory costs, manufacturing costs for clinical trials, licenses, clinical trial expenses, and facility costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses are expensed as incurred and include payroll and related costs of non-research related personnel, legal costs, consulting fees, and other administrative and facility costs.

Cost of Goods Sold

Cost of goods sold includes an allocation of the cost of materials, expenses for purchased services, research and development personnel costs, facility costs, depreciation, and certain other operating expenses.

Pensions

The German Pension Scheme, a public scheme regulated by the German government, requires that all employees are subject to compulsory coverage. The Company pays part of its employee wages directly into this compulsory public pension scheme, and any accrued pension amounts relate to this scheme. The Company does not operate its own pension plans.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. There were no claims, assessments, litigation, fines, penalties or related expenses recorded during 2014 or as of December 31, 2014.

Foreign Currency Transactions

The Company’s reporting and functional currency is the Euro. Transaction gains and losses are reflected in net loss as a component of other income (expense), net.

Recently Issued Accounting Standards

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU 2013-11 requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The new standard is to be applied prospectively but retrospective application is permitted. The Company will implement the provisions of ASU 2013-11 as of January 1, 2015. This ASU is not expected to have a material impact on the Company as there are no uncertain tax positions as of December 31, 2014.

The FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, in May 2014. ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of its financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for annual reporting periods beginning after December 15, 2017. The Company will implement the provisions of ASU 2014-09 as of January 1, 2018. The Company has not yet determined the impact of the new standard on its current policies for revenue recognition.

In June 2014, the FASB issued ASU No. 2014-12 Compensation - Stock Compensation (ASU No. 2014-12), which clarified the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. ASU No. 2014-12 is effective for annual reporting purposes beginning after December 15, 2015, with early adoption allowed. The Company is currently assessing the impact of ASU No. 2014-12 on its financial statements.

The Company has considered other recent accounting pronouncements and concluded that they are either not applicable to the business, or that no material effect is expected on the consolidated financial statements as a result of future adoption.

2)	Significant Risks and Uncertainties Including Business and Credit Concentrations

The Company is a biopharmaceutical company with a limited operating history and the Company may incur costs in excess of income. The Company does not expect to earn significant revenue until its research activities successfully identify a commercially marketable product.

The biopharmaceutical industry is characterized by intense competition and rapid innovation. The Company’s competitors may be able to develop other compounds or drugs that are able to achieve similar or better results.

The Company’s commercial success depends in part on avoiding patent infringement and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents.

3)	Revenue

The Company’s technology is comprised of reagents that are used for T cell separation and activation. Revenue is composed of grant income, income arising from license fees for the use of the Company’s technology, and domestic and international sales of reagents.

For the year ended December 31, 2014 the Company’s revenue was €1,818,535, of which €996,962 was grant income, €621,745 was licensing income, and €199,828 was related to the sale of reagents. Of the total €1,818,535 of revenue, €390,348 was related to Juno, a related party, and €40,256 was related to IBA GmbH (“IBA”), a related party. See Note 13 “Related Party Transactions.” Due of its limited revenue sources, the Company is subject to a concentration of credit risk.

4)	Cash

The cash balance consists of cash on hand and cash held at a commercial bank.

5)	Notes Receivable

Notes receivable consist of short term loan credit agreements of €49,000 and €40,000 provided to Epomedics GmbH (“Epomedics”) in 2014. Epomedics is a related party (see Note 13 “Related Party Transactions”). The interest rate is 4% payable within one week after the expiration of the term. As of December 31, 2014, the balance was €91,340 including an interest receivable of €2,340. The borrowings under these credit arrangements were repaid in connection with the acquisition of the Company by Juno in May 2015. See Note 15 “Subsequent Events.” All of the notes receivable are initially measured at amortized cost.

6)	Property and Equipment

At December 31, 2014, property and equipment consisted of the following:

December 31, 2014
Laboratory equipment	€541,372
Office equipment	78,329
Leasehold improvements	67,863

Property and equipment, at cost	€687,564
Less: Accumulated depreciation	117,383

Property and equipment, net	€570,181

Depreciation expense related to property and equipment was €90,180 for the year ended December 31, 2014.

7)	Intangible Assets

The Company entered into an agreement with an equipment supplier (“Supplier”) in 2014 in which Supplier granted the Company an exclusive, worldwide license in Supplier rights to certain technology in exchange for an upfront payment of €100,000. This payment is being amortized over 20 years. The Company recorded amortization expense of €3,333 in the year ended December 31, 2014 which is included in research and development expense.

In January 2013, a consultant, who is a related party, assigned certain economic rights to the Company related to a license agreement to which the consultant is a party, in exchange for an interest in the Company of approximately 10%. In connection with this transaction, the Company recorded an intangible asset of €952,000 equal to the fair value of the assigned economic rights. This intangible asset is being amortized over six years. The Company recorded amortization expense of €150,239 in the year ended December 31, 2014 which is included in research and development expense.

At December 31, 2014, the gross amount of intangible assets and related accumulated amortization were as follows:

	Gross Carrying Value	Accumulated Amortization	Intangible Assets, Net
Supplier license	€100,000	€(3,333)	€96,667
Economic rights related to license agreement	952,000	(293,758)	658,242

Total	€1,052,000	€(297,091)	€754,909

Based on the current amortization schedule, the Company expects to incur amortization expense of approximately €150,000 in each of the next five years.

8)	Grants

In May 2013 the European Commission (“EC”) granted a consortium of universities and companies funding of up to €5,682,536 for certain pre-specified research activities. The grant is comprised of 75% of budgeted costs as well as a transitional flat rate for indirect costs. The grant covers a 36 month period.

The Company was eligible to receive funding of €2,531,268 in connection with this grant. The grant is recorded as revenue based on the proportional amount of work performed under the grant. In June 2013 the Company received an upfront payment of €1,392,197 for this grant. The Company recorded revenue of €996,962 in the year ended December 31, 2014 and there was €32,104 recorded in deferred income.

The Company must inform the EC if a change of control occurs, and the EC has the right to review the continued award of the grant on occurrence of such an event. In the event of a change of control, management does not expect the terms of the grant to change.

In 2009 the Company received an additional grant from the German Ministry of Economics, of which €33,588 was recorded in other assets as of December 31, 2014.

9)	Long-Term Debt

In 2011, the Company entered into a credit agreement with IBA, a related party, which accrues interest at a rate of 5.5% per year. See Note 13 “Related Party Transactions.” In 2014, the Company recorded interest expense of €8,250. The debt under the agreement was scheduled to be repaid in five equal installments beginning in 2015. At December 31, 2014, the Company had €150,000 outstanding under this facility. The loan agreement does not contain any liens or encumbrances. The following table summarizes the Company’s future minimum debt commitments as of December 31, 2014:

Year ending December 31:
2015	€30,000
2016	30,000
2017	30,000
2018	30,000
2019	30,000

Total minimum debt payments	€150,000

The Company repaid the full outstanding amount under the IBA credit agreement in April 2015.

10)	Income Taxes

The significant components of income tax expense attributable to continuing operations for the tax year ending December 31, 2014 are as follows:

Current tax expense (benefit)	€(7,826)
Deferred tax expense (benefit)	17,982

Total income tax expense (benefit)	€10,156

A reconciliation of income taxes computed using the U.S. federal statutory rate to that reflected in operations is as follows:

Federal statutory income tax rate	34.00%
Foreign tax rate differential	(2.00)
Permanent items	2.84

Total	34.84%

The principal components of the Company’s net deferred tax assets and liabilities are as follows:

Deferred tax assets:
Net operating loss carryforwards	€27,035
Deferred income	8,025

Total deferred tax assets	35,060

Deferred tax liabilities:
Intangible assets	(210,104)

Net deferred tax liability	€(175,044)

As of December 31, 2014, the Company had German net operating loss carryforwards of approximately €56,000 to offset future corporate taxable income and approximately €109,000 to offset future trade taxable income. Generally, German net operating losses can be carried forward indefinitely. However, carryforwards can be restricted or forfeit upon a significant direct or indirect change of control. The Company follows the provisions of ASC 740, Accounting for Income Taxes, and the accounting guidance related to accounting for uncertainty in income taxes. The Company determines its uncertain tax positions based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be sustained by the relevant tax authorities. As of December 31, 2014 the Company has no uncertain tax positions. The Company will recognize both accrued interest and penalties related to unrecognized benefits in income tax expense. The Company is subject to examination for all tax years subsequent to 2010.

11)	Stockholder’s Equity

Common Stock

As of December 31, 2014 there were 27,778 shares of common stock outstanding. Each share of common stock has a notional value of €1. Holders of common stock are entitled to one vote per share and to receive any dividends on a pro rata basis based on the number of shares held. The common stock is subordinate to the preferred stock with respect to rights upon liquidation, winding up and dissolution of the Company.

Preferred Stock

On March 31, 2014, the Company issued 1,389 shares of preferred stock for gross proceeds of €2,500,186 to Juno, a related party. See Note 13 “Related Party Transactions.” These preferred shares were transferable by Juno subject to 12 months’ notice to the Company and the Company had a right of first refusal if Juno offered the preferred shares for sale. If the Company elected to buy back the shares it would be at market value. As a holder of preferred stock, in the event of a liquidation, Juno was entitled to receive in full the amount of its initial investment in the Company prior to the remaining proceeds being shared amongst all the ownership holders.

12)	Stock-Based Compensation

In 2013, the Company granted an aggregate of 1,500 share units to one key employee and one consultant. The holders of the awarded units were granted the right to receive consideration of an amount equal to the proportionate realizable value of the Company less the issue cost for each vested share unit upon a change of control. The consideration received would be in the same form as that received by the shareholders. On vesting, the shareholders will bear responsibility for satisfying the obligation due to the participating employee and consultant.

The share units were designed to be settled in the event of (i) a disposal of more than 50% of the shares in the Company, (ii) any exchange, contribution, merger or any other kind of reorganization or transformation under the German Transformation Act leading to a disposal of more than 50% of the shares in the Company, (iii) the disposal of more than 50% of the Company’s assets, or (iv) in case of a transformation of the Company into a stock corporation.

At December 31, 2014, there were 1,500 share units outstanding. No additional units were granted or forfeited during 2014. A performance condition exists such that the award cannot be exercised prior to a change in control. The change in control event represents a performance condition that causes the recognition of stock-based expense to be deferred until the change in control event occurs. This event had not occurred at December 31, 2014, therefore the awards had not vested and as a result, no compensation cost was recorded in the financial statements. The fair value of the awarded units and the unrecognized compensation cost at December 31, 2014 was €1,179.47 per unit or €1,769,205. In May 2015, the Company became a wholly-owned subsidiary of Juno (see Note 15 “Subsequent Events”) and the awarded units were settled upon the change in control event. The following assumptions were used in calculating the fair value:

Assumptions	December 31, 2014
Risk free rate	0.25%
Volatility (based on peer companies’ 1.0 year historical volatility)	80.00%
Term	1 year
Equity fair value	€62,500,000

13)	Related Party Transactions

The Company has the following transactions with individuals and entities during 2014 who are considered to be related parties:

As of December 31, 2014, Juno was a minority shareholder of the Company and a key customer. See Note 11 “Stockholder’s Equity.” The Company recorded license fee revenue of €390,348 related to Juno. See Note 3 “Revenue.”

Certain shareholders and managing directors of the Company were also the principal shareholders and managing directors of IBA during 2014. IBA granted loans to the Company. As of December 31, 2014, the Company had a liability of €150,000 related to such loan for which it recorded interest expense of €8,250 in the year ended December 31, 2014. See Note 9 “Long Term Debt.” Further, IBA licensed certain technology rights to the Company pursuant to multiple license and know-how agreements between the parties. The Company recorded expense of €155,198 in the year ended December 31, 2014 related to such license agreements. In addition, the Company recorded revenue in the year ended December 31, 2014 of €40,256 related to IBA, €39,483 was included in accounts receivable, and €106,649 was included in trade accounts payable.

A consultant to the Company, who was also an officer of IBA, received share units that entitled the holders to receive a payment of an amount equal to the proportionate realizable value of the Company less the issue cost for each vested share unit in the event of a change of control of the Company. See Note 12 “Stock-Based Compensation.”

Epomedics, controlled by the shareholders and managing directors of the Company, received loans from the Company. As of December 31, 2014, the Company had a receivable of €91,340 related to these loans. See Note 5 “Notes Receivable.”

Supplier, whose primary shareholder was a shareholder and managing director of the Company during 2014, has a license agreement with the Company. Pursuant to this agreement, the Company paid €100,000 to Supplier in 2014, which was recorded as an intangible asset. See Note 7 “Intangible Assets.”

A consultant of the Company holds an interest in the Company of approximately 10% in connection with the assignment of certain economic rights to the Company related to a license agreement to which the consultant is a party to. In connection with this transaction the Company recorded an intangible asset of €952,000 which is being amortized over six years. Also, the consultant earned €22,228 in 2014. See Note 7, “Intangible Assets.”

14)	Leases

The Company has several operating leases for its facilities. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rent expense for operating leases (except those with lease terms of a month or less that were not renewed) during 2014 was €108,254.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) are €131,323 in 2015 and €76,323 in 2016.

15)	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through June 23, 2015, the date at which the financial statement were available to be issued.

On May 11, 2015, Juno entered into a Share Purchase Agreement (the “SPA”) with the other shareholders of the Company pursuant to which Juno acquired all the equity interests in the Company that were not already owned by Juno (the “Acquisition”). Prior to the Acquisition, the Company was party to a license and supply agreement with Juno and Juno held a 4.76% equity stake in the Company. The closing of the Acquisition occurred on May 11, 2015. As a result of the Acquisition, the Company became a wholly owned subsidiary of Juno.

Pursuant to the SPA, Juno paid an aggregate of €52.5 million in cash and issued an aggregate of 486,279 shares of Juno’s common stock to the selling shareholders and the two holders of share units. Juno also agreed to pay the sellers earn out payments of up to an aggregate of €135.0 million in cash based on the achievement of certain milestones.

On May 11, 2015, an aggregate of 1,500 share units issued to one employee and one consultant of the Company vested and were exercised due to the Acquisition. As part of the Acquisition, the selling shareholders assumed responsibility for any current and future obligations of the Company in relation to such share units; and the holders of the share units waived any current and future claims from the Company and Juno. Further, the holders of the share units received approximately €2.7 million in cash and 24,913 shares of Juno’s common stock out of the initial consideration for the Acquisition. On May 11, 2015, the Company recorded compensation expense of approximately €3.7 million related to these share units as a result of the Acquisition.

Entry into New Lease

In May 2015, the Company entered into a sublease for office and lab space (the “New Lease”) with Wilex AG (the “Landlord”), located in Munich, Germany, commencing on May 1, 2015. The New Lease will expire on December 31, 2016, with an option to extend the term for one approximately three-year period. The Company’s monthly base rent for the premises will be approximately €19,024. Upon termination of the sublease the Company is obligated to restore the leased premises to the condition at the time the sublease was executed.

Agreements with IBA

In May 2015, the Company amended its license and know-how agreements with IBA, in connection with which it made a payment to IBA of €1.5 million. Under the amended agreements, the Company would owe royalties to IBA ranging from less than 1% to the low double digits, depending on net sales of certain products covered under this arrangement. The Company may elect to make a one-time payment to IBA to eliminate such royalties for certain products.

In May 2015, the Company also entered into an agreement with IBA pursuant to which IBA granted the Company an option to obtain an exclusive license to certain technology owned by IBA in exchange for a fee of €20,000.